Pricing Supplement To product supplement B dated July 31, 2015, prospectus supplement dated July 31, 2015 and prospectus dated April 27, 2016	Pricing Supplement No. 3001B Registration Statement No. 333–206013 Rule 424(b)(2)

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying product supplement, prospectus supplement and prospectus do not constitute an offer to sell nor do they seek an offer to buy the notes in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated January 8, 2018

Deutsche Bank
Structured Investments	Deutsche Bank AG
$ Annual Review Notes Linked to the Least Performing of the Common Stock of FedEx Corporation, the Common Stock of Wal-Mart Stores, Inc. and the Common Stock of Morgan Stanley due January 13, 2020

General

•	The notes are linked to the least performing of the common stock of FedEx Corporation, the common stock of Wal-Mart Stores, Inc. and the common stock of Morgan Stanley (each, an “Underlying,” and collectively, the “Underlyings”). The notes will be automatically called if, on the annual Review Date, the Closing Prices of all the Underlyings are greater than or equal to their respective Initial Prices. If the notes are automatically called, investors will receive on the Call Settlement Date a return on the notes equal to the call premium of 17.45%. The notes will cease to be outstanding following an automatic call and no further payments will be made following the Call Settlement Date.

•	If the notes are not automatically called and the Final Price of the least performing Underlying, which we refer to as the “Laggard Underlying,” is greater than or equal to its Trigger Price (equal to 75.00% of its Initial Price), for each $1,000 Face Amount of notes, investors will receive at maturity a positive return on the notes equal to the Digital Return of 34.90%. However, if the notes are not automatically called and the Final Price of the Laggard Underlying is less than its Trigger Price, for each $1,000 Face Amount of notes, investors will lose 1.00% of the Face Amount for every 1.00% by which the Final Price of the Laggard Underlying is less than its Initial Price. The notes do not pay any coupons or dividends and investors should be willing to lose a significant portion or all of their investment if the notes are not automatically called and the Final Price of any of the Underlyings is less than its Trigger Price. Any payment on the notes is subject to the credit of the Issuer.

•	The Review Date, and therefore the earliest date on which an Automatic Call may be initiated, is January 15, 2019.

•	Senior unsecured obligations of Deutsche Bank AG due January 13, 2020

•	Minimum purchase of $1,000. Minimum denominations of $1,000 (the “Face Amount”) and integral multiples thereof.

•	The notes are expected to price on or about January 8, 2018 (the “Trade Date”) and are expected to settle on or about January 11, 2018 (the “Settlement Date”).

Key Terms

Issuer:	Deutsche Bank AG, London Branch
Issue Price:	100% of the Face Amount
Underlyings:	Underlying	Ticker Symbol	Initial Price	Trigger Price
	Common stock of FedEx Corporation	FDX	$268.66	$201.50
	Common stock of Wal-Mart Stores, Inc.	WMT	$101.61	$76.21
	Common stock of Morgan Stanley	MS	$52.89	$39.67

(Key Terms continued on next page)

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page 7 of the accompanying product supplement, page PS–5 of the accompanying prospectus supplement and page 13 of the accompanying prospectus and “Selected Risk Considerations” beginning on page 9 of this pricing supplement.

The Issuer’s estimated value of the notes on the Trade Date is approximately $924.30 to $944.30 per $1,000 Face Amount of notes, which is less than the Issue Price. Please see “Issuer’s Estimated Value of the Notes” on page 3 of this pricing supplement for additional information.

By acquiring the notes, you will be bound by and deemed irrevocably to consent to the imposition of any Resolution Measure (as defined below) by the competent resolution authority, which may include the write down of all, or a portion, of any payment on the notes or the conversion of the notes into ordinary shares or other instruments of ownership. If any Resolution Measure becomes applicable to us, you may lose some or all of your investment in the notes. Please see “Resolution Measures and Deemed Agreement” on page 4 of this pricing supplement for more information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement or prospectus. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Fees(1)(2)	Proceeds to Issuer
Per Note	$1,000.00	$15.00	$985.00
Total	$	$	$
(1)	JPMorgan Chase Bank, N.A. and J.P. Morgan Securities LLC, which we refer to as JPMS LLC, or one of its affiliates will act as placement agents for the notes. The placement agents will forgo fees for sales to fiduciary accounts. The total fees represent the amount that the placement agents receive from sales to accounts other than such fiduciary accounts. The placement agents will receive a fee from the Issuer that will not exceed $15.00 per $1,000 Face Amount of notes.

(2)	Please see “Supplemental Plan of Distribution” in this pricing supplement for more information about fees.

The notes are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other U.S. or foreign governmental agency or instrumentality.

JPMorgan

Placement Agent

January      , 2018

(Key Terms continued from previous page)

Automatic Call:	The notes will be automatically called by the Issuer if, on the annual Review Date, the Closing Prices of all the Underlyings are greater than or equal to their respective Initial Prices.
Payment upon an Automatic Call:	If the notes are automatically called, you will receive a cash payment per $1,000 Face Amount of notes on the Call Settlement Date equal to the Face Amount plus the product of the Face Amount and the call premium. The notes will cease to be outstanding following an Automatic Call and no further payments will be made following the Call Settlement Date. The Review Date, Call Settlement Date, call premium and the payment due upon an Automatic Call are set forth in the table below.

	Review Date	Call Settlement Date	Call Premium	Payment upon an Automatic Call (per $1,000 Face Amount of notes)
	January 15, 2019	January 18, 2019	17.45%	$1,174.50

Review Date[1,2]:	As set forth in the table under “Payment upon an Automatic Call” above
Call Settlement Date[1,2]:	As set forth in the table under “Payment upon an Automatic Call” above
Payment at Maturity:

If the notes are not automatically called, you will receive a cash payment at maturity that will depend solely on the performance of the Laggard Underlying on the Averaging Dates:

•     If the Final Price of the Laggard Underlying is greater than or equal to its Trigger Price, you will receive a cash payment at maturity per $1,000 Face Amount of notes calculated as follows:

$1,000 + ($1,000 x Digital Return)

•     If the Final Price of the Laggard Underlying is less than its Trigger Price, you will receive a cash payment at maturity per $1,000 Face Amount of notes calculated as follows:

$1,000 + ($1,000 x Underlying Return of the Laggard Underlying)

If the notes are not automatically called and the Final Price of the Laggard Underlying is less than its Trigger Price, you will be fully exposed to the negative Underlying Return of the Laggard Underlying and, for each $1,000 Face Amount of notes, you will lose 1.00% of the Face Amount for every 1.00% by which the Final Price of the Laggard Underlying is less than its Initial Price. In this circumstance, you will lose a significant portion or all of your investment at maturity. Any payment at maturity is subject to the credit of the Issuer.

Laggard Underlying:	The Underlying with the lowest Underlying Return. If the calculation agent determines that any two or all three Underlyings have equal lowest Underlying Returns, then the calculation agent will, in its sole discretion, designate one of such Underlyings as the Laggard Underlying.
Trigger Price:	For each Underlying, 75.00% of its Initial Price, as set forth in the table under “Underlyings” above
Digital Return:	34.90%, which represents the maximum return on the notes. Accordingly, the maximum Payment at Maturity will be $1,349.00 per $1,000 Face Amount of notes.
Underlying Return:

For each Underlying, the performance of such Underlying from its Initial Price to its Final Price, calculated as follows:

Final Price – Initial Price

Initial Price

The Underlying Return for each Underlying may be positive, zero or negative.

Initial Price:	For each Underlying, the Closing Price of such Underlying on the Trade Date, as set forth in the table under “Underlyings” above
Final Price:	For each Underlying, the arithmetic average of the Closing Prices of such Underlying on each of the five Averaging Dates
Closing Price:	For each Underlying, on any trading day, the last reported sale price of one share of the relevant Underlying on the relevant exchange multiplied by the then-current Stock Adjustment Factor for the relevant Underlying, as determined by the calculation agent.
Stock Adjustment Factor:	For each Underlying, initially 1.0, subject to adjustment upon the occurrence of certain corporate events affecting the relevant Underlying. See “Description of Securities — Anti-Dilution Adjustments for Reference Stock” in the accompanying product supplement.
Trade Date[2]:	January 8, 2018
Settlement Date[2]:	January 11, 2018
Averaging Dates[1,2]:	January 2, 2020, January 3, 2020, January 6, 2020, January 7, 2020, and January 8, 2020
Maturity Date[1,2]:	January 13, 2020
Listing:	The notes will not be listed on any securities exchange.
CUSIP / ISIN:	25155MGZ8 / US25155MGZ86

[1]	Subject to adjustment as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement. If the Review Date is postponed, the Call Settlement Date will be postponed accordingly as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

[2]	In the event that we make any changes to the expected Trade Date or Settlement Date, the Review Date, Call Settlement Date, Averaging Dates and Maturity Date may be changed so that the stated term of the notes remains the same.

Issuer’s Estimated Value of the Notes

The Issuer’s estimated value of the notes is equal to the sum of our valuations of the following two components of the notes: (i) a bond and (ii) an embedded derivative(s). The value of the bond component of the notes is calculated based on the present value of the stream of cash payments associated with a conventional bond with a principal amount equal to the Face Amount of notes, discounted at an internal funding rate, which is determined primarily based on our market-based yield curve, adjusted to account for our funding needs and objectives for the period matching the term of the notes. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the notes, reduces the economic terms of the notes to you and is expected to adversely affect the price at which you may be able to sell the notes in any secondary market. The value of the embedded derivative(s) is calculated based on our internal pricing models using relevant parameter inputs such as expected interest and dividend rates and mid-market levels of price and volatility of the assets underlying the notes or any futures, options or swaps related to such underlying assets. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.

The Issuer’s estimated value of the notes on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the notes. The difference between the Issue Price and the Issuer’s estimated value of the notes on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the notes through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Issuer’s estimated value of the notes on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your notes in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the notes from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the notes on the Trade Date. Our purchase price, if any, in secondary market transactions will be based on the estimated value of the notes determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the notes and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our notes for use on customer account statements would generally be determined on the same basis. However, during the period of approximately six months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the notes on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

Resolution Measures and Deemed Agreement

On May 15, 2014, the European Parliament and the Council of the European Union adopted a directive establishing a framework for the recovery and resolution of credit institutions and investment firms (commonly referred to as the “Bank Recovery and Resolution Directive”). The Bank Recovery and Resolution Directive required each member state of the European Union to adopt and publish by December 31, 2014 the laws, regulations and administrative provisions necessary to comply with the Bank Recovery and Resolution Directive. Germany adopted the Recovery and Resolution Act (Sanierungs- und Abwicklungsgesetz, or the “Resolution Act”), which became effective on January 1, 2015. The Bank Recovery and Resolution Directive and the Resolution Act provided national resolution authorities with a set of resolution powers to intervene in the event that a bank is failing or likely to fail and certain other conditions are met. From January 1, 2016, the power to initiate resolution measures applicable to significant banking groups (such as Deutsche Bank Group) in the European Banking Union has been transferred to the European Single Resolution Board which, based on the European Union regulation establishing uniform rules and a uniform procedure for the resolution of credit institutions and certain investment firms in the framework of a Single Resolution Mechanism and a Single Resolution Fund (the “SRM Regulation”), works in close cooperation with the European Central Bank, the European Commission and the national resolution authorities. Pursuant to the SRM Regulation, the Resolution Act and other applicable rules and regulations, the notes may be subject to any Resolution Measure by the competent resolution authority if we become, or are deemed by the competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. By acquiring the notes, you will be bound by and deemed irrevocably to consent to the provisions set forth in the accompanying prospectus, which we have summarized below.

By acquiring the notes, you will be bound by and deemed irrevocably to consent to the imposition of any Resolution Measure by the competent resolution authority. Under the relevant resolution laws and regulations as applicable to us from time to time, the notes may be subject to the powers exercised by the competent resolution authority to: (i) write down, including to zero, any payment (or delivery obligations) on the notes; (ii) convert the notes into ordinary shares of (a) the Issuer, (b) any group entity or (c) any bridge bank or other instruments of ownership of such entities qualifying as common equity tier 1 capital; and/or (iii) apply any other resolution measure including, but not limited to, any transfer of the notes to another entity, the amendment, modification or variation of the terms and conditions of the notes or the cancellation of the notes. We refer to each of these measures as a “Resolution Measure.” A “group entity” refers to an entity that is included in the corporate group subject to a Resolution Measure. A “bridge bank” refers to a newly chartered German bank that would receive some or all of our assets, liabilities and material contracts, including those attributable to our branches and subsidiaries, in a resolution proceeding.

Furthermore, by acquiring the notes, you:

•	are deemed irrevocably to have agreed, and you will agree: (i) to be bound by, to acknowledge and to accept any Resolution Measure and any amendment, modification or variation of the terms and conditions of the notes to give effect to any Resolution Measure; (ii) that you will have no claim or other right against us arising out of any Resolution Measure; and (iii) that the imposition of any Resolution Measure will not constitute a default or an event of default under the notes, under the senior indenture dated November 22, 2006 among us, Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust Company Americas, as issuing agent, paying agent, authenticating agent and registrar, as amended and supplemented from time to time (the “Indenture”), or for the purposes of, but only to the fullest extent permitted by, the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”);

•	waive, to the fullest extent permitted by the Trust Indenture Act and applicable law, any and all claims against the trustee and the paying agent, the issuing agent and the registrar (each, an “indenture agent”) for, agree not to initiate a suit against the trustee or the indenture agents in respect of, and agree that the trustee and the indenture agents will not be liable for, any action that the trustee or the indenture agents take, or abstain from taking, in either case in accordance with the imposition of a Resolution Measure by the competent resolution authority with respect to the notes; and

•	will be deemed irrevocably to have: (i) consented to the imposition of any Resolution Measure as it may be imposed without any prior notice by the competent resolution authority of its decision to exercise such power with respect to the notes; (ii) authorized, directed and requested The Depository Trust Company (“DTC”) and any direct participant in DTC or other intermediary through which you hold such notes to take any and all necessary action, if required, to implement the imposition of any Resolution Measure with respect to the notes as it may be imposed, without any further action or direction on your part or on the part of the trustee or the indenture agents; and (iii) acknowledged and accepted that the Resolution Measure provisions described herein and in the “Resolution Measures” section of the accompanying prospectus are exhaustive on the matters described herein and therein to the exclusion of any other agreements, arrangements or understandings between you and the Issuer relating to the terms and conditions of the notes.

This is only a summary, for more information please see the accompanying prospectus dated April 27, 2016, including the risk factors beginning on page 13 of such prospectus.

Additional Terms Specific to the Notes

You should read this pricing supplement together with product supplement B dated July 31, 2015, the prospectus supplement dated July 31, 2015 relating to our Series A global notes of which these notes are a part and the prospectus dated April 27, 2016. Delaware Trust Company, which acquired the corporate trust business of Law Debenture Trust Company of New York, is the successor trustee of the notes. When you read the accompanying product supplement and prospectus supplement, please note that all references in such supplements to the prospectus dated July 31, 2015, or to any sections therein, should refer instead to the accompanying prospectus dated April 27, 2016 or to the corresponding sections of such prospectus, as applicable, unless otherwise specified or the context otherwise requires. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at.www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement B dated July 31, 2015:

https://www.sec.gov/Archives/edgar/data/1159508/000095010315006059/crt_dp58181-424b2.pdf

•	Prospectus supplement dated July 31, 2015:

https://www.sec.gov/Archives/edgar/data/1159508/000095010315006048/crt-dp58161_424b2.pdf

•	Prospectus dated April 27, 2016:

https://www.sec.gov/Archives/edgar/data/1159508/000119312516559607/d181910d424b21.pdf

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

This pricing supplement, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in this pricing supplement and in “Risk Factors” in the accompanying product supplement, prospectus supplement and prospectus, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the notes.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. We will notify you in the event of any changes to the terms of the notes and you will be asked to accept such changes in connection with your purchase of any notes. You may choose to reject such changes, in which case we may reject your offer to purchase the notes.

Hypothetical Examples

The following table illustrates the hypothetical payments on the notes upon an Automatic Call or at maturity. The table below is based on the following assumptions:

Trigger Price:	For each Underlying, 75.00% of its Initial Price, as set forth in the table under “Underlyings” above

Call premium:	17.45%

Digital Return:	34.90%

There will be only one payment on the notes, either at maturity or, due to an Automatic Call, on the Call Settlement Date. An entry of “N/A” in the table below indicates that the notes would not be called on the Review Date and no payment would be made on the Call Settlement Date. The hypothetical returns set forth below are for illustrative purposes only. The actual return will be based on the Closing Prices of the Underlyings on the Review Date or the Averaging Dates, as applicable. The numbers appearing in the table and the hypothetical examples below may have been rounded for ease of analysis and it has been assumed that no event affecting any Underlying has occurred during the term of the notes that would cause the calculation agent to adjust its Stock Adjustment Factor. You should consider carefully whether the notes are suitable to your investment goals. We make no representation or warranty as to which of the Underlyings will be the Laggard Underlying for purposes of calculating the Payment at Maturity.

Hypothetical Appreciation / Depreciation of the Least Performing Underlying (%)	Hypothetical Return on the Review Date(%)*	Hypothetical Return on the Notes at Maturity (%)	Hypothetical Payment at Maturity ($)
100.00%	17.45%	34.90%	$1,349.00
90.00%	17.45%	34.90%	$1,349.00
80.00%	17.45%	34.90%	$1,349.00
70.00%	17.45%	34.90%	$1,349.00
60.00%	17.45%	34.90%	$1,349.00
50.00%	17.45%	34.90%	$1,349.00
40.00%	17.45%	34.90%	$1,349.00
30.00%	17.45%	34.90%	$1,349.00
20.00%	17.45%	34.90%	$1,349.00
10.00%	17.45%	34.90%	$1,349.00
0.00%	17.45%	34.90%	$1,349.00
-10.00%	N/A	34.90%	$1,349.00
-20.00%	N/A	34.90%	$1,349.00
-25.00%	N/A	34.90%	$1,349.00
-26.00%	N/A	-26.00%	$740.00
-30.00%	N/A	-30.00%	$700.00
-40.00%	N/A	-40.00%	$600.00
-50.00%	N/A	-50.00%	$500.00
-60.00%	N/A	-60.00%	$400.00
-70.00%	N/A	-70.00%	$300.00
-80.00%	N/A	-80.00%	$200.00
-90.00%	N/A	-90.00%	$100.00
-100.00%	N/A	-100.00%	$0.00

* If the notes are automatically called, payable on the Call Settlement Date.

Hypothetical Examples of Amounts Payable on the Notes

The following hypothetical examples illustrate how the returns set forth in the table above are calculated.

Example 1: The Closing Prices of all the Underlyings are greater than their respective Initial Prices on the Review Date. Because the Closing Prices of all the Underlyings on the Review Date are greater than their respective Initial Prices, the notes are automatically called on the Review Date. The investor will receive a single cash payment of $1,174.50 per $1,000 Face Amount of notes on the Call Settlement Date. There will be no further payments on the notes.

Example 2: The Closing Price of at least one Underlying is less than its Initial Price on the Review Date. The Final Price of the Laggard Underlying is greater than its Trigger Price, resulting in an Underlying Return of the Laggard Underlying of 60.00%. Because the Closing Price of at least one Underlying is less than its Initial Price on the Review Date, the notes are not automatically called. Because the Final Price of the Laggard Underlying is greater than its Trigger Price, despite the Underlying Return of the Laggard Underlying being greater than the Digital Return, the investor will receive a single cash payment of $1,349.00 per $1,000 Face Amount of notes on the Maturity Date, calculated as follows:

$1,000 + ($1,000 x Digital Return)

$1,000 + ($1,000 x 34.90%) = $1,349.00

Example 3: The Closing Price of at least one Underlying is less than its Initial Price on the Review Date. The Final Price of the Laggard Underlying is greater than its Trigger Price, resulting in an Underlying Return of the Laggard Underlying of -10.00%. Because the Closing Price of at least one Underlying is less than its Initial Price on the Review Date, the notes are not automatically called. Because the Final Price of the Laggard Underlying is greater than its Trigger Price, the investor will receive a single cash payment of $1,349.00 per $1,000 Face Amount of notes on the Maturity Date, calculated as follows:

$1,000 + ($1,000 x Digital Return)

$1,000 + ($1,000 x 34.90%) = $1,349.00

Example 4: The Closing Price of at least one Underlying is less than its Initial Price on the Review Date. The Final Price of the Laggard Underlying is less than its Trigger Price (while the Final Prices of the other Underlyings are greater than their respective Initial Prices), resulting in an Underlying Return of the Laggard Underlying of -50.00%. Because the Closing Price of at least one Underlying is less than its Initial Price on the Review Date, the notes are not automatically called. Because the Final Price of the Laggard Underlying is less than its Trigger Price, despite the Final Prices of the other Underlyings being greater than their respective Initial Prices, the investor will receive a single cash payment of $500.00 per $1,000 Face Amount of notes on the Maturity Date, calculated as follows:

$1,000 + ($1,000 x Underlying Return of the Laggard Underlying)

$1,000 + ($1,000 x -50.00%) = $500.00

Example 5: The Closing Price of at least one Underlying is less than its Initial Price on the Review Date. The Final Prices of all the Underlyings are less than their respective Initial Prices, with the Final Price of the Laggard Underlying being less than its Trigger Price, resulting in an Underlying Return of the Laggard Underlying of -70.00%. Because the Closing Price of at least one Underlying is less than its Initial Price on the Review Date, the notes are not automatically called. Because the Final Price of the Laggard Underlying is less than its Trigger Price, the investor will receive a single cash payment of $300.00 per $1,000 Face Amount of notes on the Maturity Date, calculated as follows:

$1,000 + ($1,000 x Underlying Return of the Laggard Underlying)

$1,000 + ($1,000 x -70.00%) = $300.00

Selected Purchase Considerations

•	STEP-UP APPRECIATION POTENTIAL — If the Closing Prices of all the Underlyings on the Review Date are greater than or equal to their respective Initial Prices, the notes will be automatically called and you will receive a return on the notes equal to the call premium of 17.45%. Even if the notes are not automatically called, if the Final Price of the Laggard Underlying is greater than or equal to its Trigger Price, you will receive on the Maturity Date a positive return on the notes equal to the Digital Return of 34.90%. In this circumstance, you would receive on the Maturity Date the maximum Payment at Maturity of $1,349.00 per $1,000 Face Amount of notes. Any payment on the notes is subject to our ability to satisfy our obligations as they become due.

•	LIMITED PROTECTION AGAINST LOSS — If the notes are not automatically called and the Final Price of the Laggard Underlying is greater than or equal to its Trigger Price, for each $1,000 Face Amount of notes, you will receive at maturity a positive return on the notes equal to the Digital Return. However, if the notes are not automatically called and the Final Price of the Laggard Underlying is less than its Trigger Price, for each $1,000 Face Amount of notes, you will lose 1.00% of the Face Amount for every 1.00% by which the Final Price of the Laggard Underlying is less than its Initial Price. In this circumstance, you will lose a significant portion or all of your investment in the notes at maturity.

•	POTENTIAL EARLY EXIT WITH APPRECIATION AS A RESULT OF THE AUTOMATIC CALL FEATURE — While the original term of the notes is approximately two years, the notes will be automatically called before maturity if the Closing Prices of all the Underlyings on the Review Date are greater than or equal to their respective Initial Prices, and you will receive a cash payment equal to $1,174.50 per $1,000 Face Amount of notes. For the avoidance of doubt, the fees and commissions described on the cover of this pricing supplement will not be rebated or subject to amortization if the notes are automatically called.

•	RETURN LINKED TO THE LEAST PERFORMING OF THE THREE UNDERLYINGS — The return on the notes, which may be positive, zero or negative, is linked to the least performing of the common stock of FedEx Corporation, the common stock of Wal-Mart Stores, Inc. and the common stock of Morgan Stanley as described herein. If the notes are not automatically called, the Payment at Maturity you receive, if any, will be determined solely by reference to the performance of the Laggard Underlying. For more information on the Underlyings, please see “The Underlyings” in this pricing supplement.

•	TAX CONSEQUENCES — In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, which is based on prevailing market conditions, it is more likely than not that the notes will be treated for U.S. federal income tax purposes as prepaid financial contracts that are not debt. Generally, if this treatment is respected, (i) you should not recognize taxable income or loss prior to the maturity or other taxable disposition of your notes and (ii) the gain or loss on your notes should be capital gain or loss and should be long-term capital gain or loss if you have held the notes for more than one year. The Internal Revenue Service (the “IRS”) or a court might not agree with this treatment, however, in which case the timing and character of income or loss on your notes could be materially and adversely affected.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.

Withholding under legislation commonly referred to as “FATCA” might (if the notes were recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the notes, as well as to payments of gross proceeds of a taxable disposition, including upon an automatic call or at maturity, of a note. However, under a recent IRS notice, this regime will not apply to payments of gross proceeds (other than any amount treated as interest) with respect to dispositions occurring before January 1, 2019. You should consult your tax adviser regarding the potential application of FATCA to the notes.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to non-U.S. holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations (such an index, a “Qualified Index”). Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2019 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each, an “Underlying Security”). Based on certain determinations made by us, we expect that Section 871(m) will not apply to the notes with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the notes. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the notes.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the notes.

For a discussion of certain German tax considerations relating to the notes, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the notes (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Underlyings. In addition to these selected risk considerations, you should review the “Risk Factors” sections of the accompanying product supplement, prospectus supplement and prospectus.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of your investment. The Payment at Maturity is linked to the performance of the Laggard Underlying and your return on the notes will depend on whether the notes are automatically called and whether the Final Price of the Laggard Underlying is less than its Trigger Price, as applicable. If the notes are not automatically called and the Final Price of the Laggard Underlying is less than its Trigger Price, for each $1,000 Face Amount of notes, you will lose 1.00% of the Face Amount for every 1.00% by which the Final Price of the Laggard Underlying is less than its Initial Price. In this circumstance, you will lose a significant portion or all of your investment at maturity. Any payment on the notes is subject to our ability to satisfy our obligations as they become due.

•	THE RETURN ON THE NOTES IS LIMITED — If the Closing Prices of all the Underlyings on the Review Date are greater than or equal to their respective Initial Prices, the notes will be automatically called and you will receive on the Call Settlement Date a payment per $1,000 Face Amount of notes equal to the Face Amount plus the product of the Face Amount and the call premium of 17.45%, regardless of the increase in the prices of the Underlyings, which may be significant. If the notes are not automatically called and the Final Price of the Laggard Underlying is greater than or equal to its Trigger Price, you will receive a positive return on the notes equal to the Digital Return of 34.90%. Therefore, the return on the notes is limited regardless of whether the notes are automatically called or not. The price of each Underlying at various times during the term of the notes could be higher than the Closing Prices of such Underlying on the Review Date and/or the Averaging Dates. Because the call premium and Digital Return are fixed amounts, you may receive a lower payment upon an Automatic Call or at maturity than you would have if you had invested directly in the Underlyings.

•	REINVESTMENT RISK — If the notes are automatically called, the term of the notes may be reduced to as short as approximately one year. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return for a similar level of risk in the event the notes are automatically called prior to the Maturity Date.

•	IF THE NOTES ARE NOT AUTOMATICALLY CALLED, YOUR PAYMENT AT MATURITY WILL BE DETERMINED BY THE FINAL PRICE OF THE LAGGARD UNDERLYING — If the notes are not automatically called, the Payment at Maturity will be determined by reference to the Final Price of the Laggard Underlying, without taking into consideration the performance of the other Underlying.

•	HIGHER DIGITAL RETURN/CALL PREMIUM OR A LOWER TRIGGER PRICE FOR EACH UNDERLYING MAY REFLECT A GREATER EXPECTED VOLATILITY OF ONE OR MORE UNDERLYINGS, WHICH IS GENERALLY ASSOCIATED WITH A GREATER RISK OF LOSS — Volatility is a measure of the degree of variation in the trading prices of an asset over a period of time. The greater the expected volatility at the time the terms of the notes are set on the Trade Date, the greater the expectation is at that time that the Closing Price of at least one Underlying on the Review Date may be less than its Initial Price (resulting in the notes not being automatically called) and the Final Price of at least one Underlying may be less than its Trigger Price (resulting in a loss of a significant portion or all of your investment). In addition, the economic terms of the notes, including the Trigger Prices and the Digital Return/call premium, are based, in part, on the expected volatility of the Underlyings at the time the terms of the notes are set on the Trade Date, where higher expected volatility will generally lead to a higher Digital Return/call premium or a lower Trigger Price for each Underlying. Accordingly, a higher Digital Return/call premium as compared with the expected return on our conventional fixed income notes with a similar maturity or the expected return on our other similarly structured notes will generally indicate a greater risk of loss, while a lower Trigger Price for each Underlying as compared with otherwise comparable securities does not necessarily indicate that the notes have a greater likelihood of returning your investment at maturity. You should be willing to accept the downside market risk of each Underlying and the potential loss of a significant portion or all of your investment at maturity.

•	THE NOTES DO NOT PAY ANY COUPONS — Unlike ordinary debt securities, the notes do not pay any coupons and do not guarantee any return of your investment at maturity.

•	THE NOTES ARE SUBJECT TO THE CREDIT OF DEUTSCHE BANK AG — The notes are senior unsecured obligations of Deutsche Bank AG and are not, either directly or indirectly, an obligation of any third party. Any payment(s) to be made on the notes depends on the ability of Deutsche Bank AG to satisfy its obligations as they become due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking Deutsche Bank AG’s credit risk will likely have an adverse effect on the value of the notes. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the notes and, in the event Deutsche Bank AG were to default on its obligations or become subject to a Resolution Measure, you might not receive any amount(s) owed to you under the terms of the notes and you could lose your entire investment.

•	THE NOTES MAY BE WRITTEN DOWN, BE CONVERTED INTO ORDINARY SHARES OR OTHER INSTRUMENTS OF OWNERSHIP OR BECOME SUBJECT TO OTHER RESOLUTION MEASURES. YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT IF ANY SUCH MEASURE BECOMES APPLICABLE TO US — Pursuant to the SRM Regulation, the Resolution Act and other applicable rules and regulations described above under “Resolution Measures and Deemed Agreement,” the notes are subject to the powers exercised by the competent resolution authority to impose Resolution Measures on us, which may include: writing down, including to zero, any claim for payment on the notes; converting the notes into ordinary shares of (i) the Issuer, (ii) any group entity or (iii) any bridge bank or other instruments of ownership of such entities qualifying as common equity tier 1 capital; or applying any other resolution measure including, but not limited to, transferring the notes to another entity, amending, modifying or varying the terms and conditions of the notes or cancelling the notes. The competent resolution authority may apply Resolution Measures individually or in any combination.

The German law on the mechanism for the resolution of banks of November 2, 2015 (Abwicklungsmechanismusgesetz, or the “Resolution Mechanism Act”) provides that, in a German insolvency proceeding of the Issuer, certain specifically defined senior unsecured debt instruments would rank junior to, without constituting subordinated debt, all other outstanding unsecured unsubordinated obligations of the Issuer and be satisfied only if all such other senior unsecured obligations of the Issuer have been paid in full. This prioritization would also be given effect if Resolution Measures are imposed on the Issuer, so that obligations under debt instruments that rank junior in insolvency as described above would be written down or converted into common equity tier 1 instruments before any other senior unsecured obligations of the Issuer are written down or converted. A large portion of our liabilities consist of senior unsecured obligations that either fall outside the statutory definition of debt instruments that rank junior to other senior unsecured obligations according to the Resolution Mechanism Act or are expressly exempted from such definition.

Among those unsecured unsubordinated obligations that are expressly exempted are money market instruments and senior unsecured debt instruments whose terms provide that (i) the repayment or the amount of the repayment depends on the occurrence or non-occurrence of an event which is uncertain at the point in time when the senior unsecured debt instruments are issued or is settled in a way other than by monetary payment, or (ii) the payment of interest or the amount of the interest payments depends on the occurrence or non-occurrence of an event which is uncertain at the point in time when the senior unsecured debt instruments are issued unless the payment of interest or the amount of the interest payments solely depends on a fixed or floating reference interest rate and is settled by monetary payment. This order of priority introduced by the Resolution Mechanism Act would apply in German insolvency proceedings instituted, or when Resolution Measures are imposed, on or after January 1, 2017 with effect for debt instruments of the Issuer outstanding at that time. In a German insolvency proceeding or in the event of the imposition of Resolution Measures with respect to the Issuer, the competent regulatory authority or court would determine which of our senior debt securities issued under the prospectus have the terms described in clauses (i) or (ii) above, referred to herein as the “Structured Debt Securities,” and which do not, referred to herein as the “Non-Structured Debt Securities.” We expect the notes offered herein to be classified as Structured Debt Securities, but the competent regulatory authority or court may classify the notes differently. In a German insolvency proceeding or in the event of the imposition of Resolution Measures with respect to the Issuer, the Structured Debt Securities are expected to be among the unsecured unsubordinated obligations that would bear losses after the Non-Structured Debt Securities as described above. Nevertheless, you may lose some or all of your investment in the notes if a Resolution Measure becomes applicable to us. Imposition of a Resolution Measure would likely occur if we become, or are deemed by the competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. The Bank Recovery and Resolution Directive and the Resolution Act are intended to eliminate the need for public support of troubled banks, and you should be aware that public support, if any, would only potentially be used by the competent supervisory authority as a last resort after having assessed and exploited, to the maximum extent practicable, the resolution tools, including the bail-in tool.

By acquiring the notes, you would have no claim or other right against us arising out of any Resolution Measure and we would have no obligation to make payments under the notes following the imposition of a Resolution Measure. In particular, the imposition of any Resolution Measure will not constitute a default or an event of default under the notes, under the Indenture or for the purposes of, but only to the fullest extent permitted by, the Trust Indenture Act. Furthermore, because the notes are subject to any Resolution Measure, secondary market trading in the notes may not follow the trading behavior associated with similar types of securities issued by other financial institutions which may be or have been subject to a Resolution Measure.

In addition, by your acquisition of the notes, you waive, to the fullest extent permitted by the Trust Indenture Act and applicable law, any and all claims against the trustee and the indenture agents for, agree not to initiate a suit against the trustee or the indenture agents in respect of, and agree that the trustee and the indenture agents will not be liable for, any action that the trustee or the indenture agents take, or abstain from taking, in either case in accordance with the imposition of a Resolution Measure by the competent resolution authority with respect to the notes. Accordingly, you may have limited or circumscribed rights to challenge any decision of the competent resolution authority to impose any Resolution Measure.

•	THE ISSUER’S ESTIMATED VALUE OF THE NOTES ON THE TRADE DATE WILL BE LESS THAN THE ISSUE PRICE OF THE NOTES — The Issuer’s estimated value of the notes on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the notes. The difference between the Issue Price and the Issuer’s estimated value of the notes on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the notes through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. The Issuer’s estimated value of the notes is determined by reference to an internal funding rate and our pricing models. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the notes, reduces the economic terms of the notes to you and is expected to adversely affect the price at which you may be able to sell the notes in any secondary market. In addition, our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. If at any time a third party dealer were to quote a price to purchase your notes or otherwise value your notes, that price or value may differ materially from the estimated value of the notes determined by reference to our internal funding rate and pricing models. This difference is due to, among other things, any difference in funding rates, pricing models or assumptions used by any dealer who may purchase the notes in the secondary market.

•	INVESTING IN THE NOTES IS NOT THE SAME AS INVESTING IN THE UNDERLYINGS — The return on the notes may not reflect the return you would have realized if you had directly invested in the Underlyings. For instance, your return on the notes will be limited to the call premium and the Digital Return regardless of any increase in the price of any Underlying, which could be significant.

•	IF THE PRICES OF THE UNDERLYINGS CHANGE, THE VALUE OF YOUR NOTES MAY NOT CHANGE IN THE SAME MANNER — Your notes may trade quite differently from the prices of the Underlyings. Changes in the prices of the Underlyings may not result in comparable changes in the value of your notes.

•	NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not have any voting rights or rights to receive cash dividends or other distributions or other rights that holders of the Underlyings would have.

•	YOUR INVESTMENT IS EXPOSED TO A DECLINE IN THE PRICE OF EACH UNDERLYING — Your return on the notes, if any, is not linked to a basket consisting of the Underlyings. Rather, any payment on the notes will be determined by reference to the performance of each individual Underlying. Unlike an instrument with a return linked to a basket, in which risk is mitigated and diversified among all of the basket components, you will be exposed equally to the risks related to each Underlying and your return will be based on the least performing of the Underlyings, as measured on the Review Date and the Averaging Dates. Poor performance by any Underlying over the term of the notes may adversely affect your return on the notes and will not be offset or mitigated by any positive performance by any other Underlying.

•	BECAUSE THE NOTES ARE LINKED TO THE LEAST PERFORMING OF THE THREE UNDERLYINGS, YOU ARE EXPOSED TO A GREATER RISK OF LOSING A SIGNIFICANT PORTION OR ALL OF YOUR INVESTMENT THAN IF THE NOTES WERE LINKED TO JUST ONE UNDERLYING — The risk that you will lose a significant portion or all of your investment in the notes is greater than in substantially similar securities that are linked to the performance of just one of the Underlyings. With three Underlyings, it is more likely that the notes will not be automatically called and the Final Price of at least one Underlying will be less than its Trigger Price than if the notes were linked to only one Underlying, and therefore, it is more likely that you will receive a Payment at Maturity that is significantly less than your investment. In addition, the performance of the Underlyings may not be correlated. If the performance of the Underlyings is not correlated, or is negatively correlated, the potential for the notes not being automatically called and the Final Price of at least one Underlying to be less than its Trigger Price is even greater. Although the correlation of the Underlyings’ performance may change over the term of the notes, the call premium, Digital Return and Trigger Prices are determined, in part, based on the correlation of the Underlyings’ performance at the time when the terms of the notes are finalized. A higher Digital Return/call premium or lower Trigger Price for an Underlying is generally associated with a lower correlation of the Underlyings, which reflects a greater potential for loss on your investment at maturity.

•	ANTI-DILUTION PROTECTION IS LIMITED AND THE CALCULATION AGENT MAY MAKE ADJUSTMENTS IN ADDITION TO, OR THAT DIFFER FROM, THOSE SET FORTH IN THE ACCOMPANYING PRODUCT SUPPLEMENT — For each Underlying, the calculation agent will make adjustments to the relevant Stock Adjustment Factor, which will initially be set at 1.0, for certain corporate events affecting such Underlying. The calculation agent is not required, however, to make such adjustments in response to all corporate events that could affect the Underlyings, including if the issuer of an Underlying or another party makes a partial tender or partial exchange offer for such Underlying. If such an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected. In addition, you should be aware that the calculation agent may, at its sole discretion, make adjustments to each Stock Adjustment Factor or any other terms of the notes that are in addition to, or that differ from, those described in the accompanying product supplement to reflect changes occurring in relation to the relevant Underlying or any other security received in a reorganization event in circumstances where the calculation agent determines that it is appropriate to reflect those changes to ensure an equitable result. Any alterations to the specified anti-dilution adjustments for an Underlying or any other security received in a reorganization event described in the accompanying product supplement may be materially adverse to investors in the notes. You should read “Description of Securities — Anti-Dilution Adjustments for Reference Stock” in the accompanying product supplement in order to understand the adjustments that may be made to the notes.

•	THERE IS NO AFFILIATION BETWEEN THE ISSUERS OF THE UNDERLYINGS AND US AND WE HAVE NOT PARTICIPATED IN THE PREPARATION OF, OR VERIFIED, ANY INFORMATION ABOUT THE UNDERLYINGS OR THE ISSUERS OF THE UNDERLYINGS — We are not affiliated with the issuers of the Underlyings. However, we or our affiliates may currently, or from time to time in the future, engage in business with the issuers of the Underlyings, including extending loans to, making equity investments in, acting as underwriter in connection with future offerings of the Underlyings by, or providing advisory services (including merger and acquisition advisory services) to, such issuers. In the course of this business, we or our affiliates may acquire non-public information about the issuers of the Underlyings, and we will not disclose any such information to you. Nevertheless, neither we nor our affiliates have participated in the preparation of, or verified, any information about the Underlyings or the issuers of the Underlyings. You, as an investor in the notes, should make your own investigation into the Underlyings and the issuers of the Underlyings. The issuers of the Underlyings are not involved in this offering in any way and none of them has any obligation of any sort with respect to your notes. The issuers of the Underlyings do not have any obligation to take your interests into consideration for any reason, including when taking any corporate actions that would require the calculation agent to adjust the Stock Adjustment Factor for any Underlying, which may adversely affect the value of your notes.

•	PAST PERFORMANCE OF THE UNDERLYINGS IS NO GUIDE TO FUTURE PERFORMANCE — The actual performance of the Underlyings over the term of the notes may bear little relation to the historical closing prices of the Underlyings and/or the hypothetical examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Underlyings or whether the performance of the Underlyings will result in the return of any of your investment.

•	ASSUMING NO CHANGES IN MARKET CONDITIONS AND OTHER RELEVANT FACTORS, THE PRICE YOU MAY RECEIVE FOR YOUR NOTES IN SECONDARY MARKET TRANSACTIONS WOULD GENERALLY BE LOWER THAN BOTH THE ISSUE PRICE AND THE ISSUER’S ESTIMATED VALUE OF THE NOTES ON THE TRADE DATE — While the payment(s) on the notes described in this pricing supplement is based on the full Face Amount of notes, the Issuer’s estimated value of the notes on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the notes. The Issuer’s estimated value of the notes on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your notes in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the notes from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the notes on the Trade Date. Our purchase price, if any, in secondary market transactions would be based on the estimated value of the notes determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the notes and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our notes for use on customer account statements would generally be determined on the same basis. However, during the period of approximately six months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the notes on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

In addition to the factors discussed above, the value of the notes and our purchase price in secondary market transactions after the Trade Date, if any, will vary based on many economic and market factors, including our creditworthiness, and cannot be predicted with accuracy. These changes may adversely affect the value of your notes, including the price you may receive in any secondary market transactions. Any sale prior to the Maturity Date could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

•	THE NOTES WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The notes will not be listed on any securities exchange. There may be little or no secondary market for the notes. We or our affiliates intend to act as market makers for the notes but are not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the notes when you wish to do so or at a price advantageous to you. Because we do not expect other dealers to make a secondary market for the notes, the price at which you may be able to sell your notes is likely to depend on the price, if any, at which we or our affiliates are willing to buy the notes. If, at any time, we or our affiliates do not act as market makers, it is likely that there would be little or no secondary market in the notes. If you have to sell your notes prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss, even in cases where the prices of the Underlyings have increased since the Trade Date.

•	MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE NOTES — While we expect that, generally, the prices of the Underlyings will affect the value of the notes more than any other single factor, the value of the notes prior to maturity will also be affected by a number of other factors that may either offset or magnify each other, including:

o	the expected volatility of the Underlyings;

o	the time remaining to the maturity of the notes;

o	the dividend rates of the Underlyings;

o	the real and anticipated results of operations of the issuers of the Underlyings;

o	actual or anticipated corporate reorganization events, such as mergers or takeovers, which may affect the Underlyings;

o	interest rates and yields in the markets generally;

o	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect any Underlying or the markets generally;

o	supply and demand for the notes; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

During the term of the notes, it is possible that their value may decline significantly due to the factors described above even if the prices of the Underlyings remain unchanged from their respective Initial Prices, and any sale prior to the Maturity Date could result in a substantial loss to you. You must hold the notes to maturity to receive the stated payout from the Issuer.

•	TRADING AND OTHER TRANSACTIONS BY US, JPMORGAN CHASE & CO. OR OUR OR ITS AFFILIATES IN THE EQUITY AND EQUITY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE NOTES — We or our affiliates expect to hedge our exposure from the notes by entering into equity and equity derivative transactions, such as over-the-counter options, futures or exchange-traded instruments. We, JPMorgan Chase & Co. or our or its affiliates may also engage in trading in instruments linked or related to the Underlyings on a regular basis as part of our or their general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Such trading and hedging activities may adversely affect the prices of one or more Underlyings and, therefore, make it less likely that you will receive a positive return on your investment in the notes. It is possible that we, JPMorgan Chase & Co. or our or its affiliates could receive substantial returns from these hedging and trading activities while the value of the notes declines. We, JPMorgan Chase & Co. or our or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Underlyings. To the extent that we, JPMorgan Chase & Co. or our or its affiliates serve as issuer, agent or underwriter for such securities or financial or derivative instruments, our, JPMorgan Chase & Co.’s or our or its affiliates’ interests with respect to such products may be adverse to those of the holders of the notes. Introducing competing products into the marketplace in this manner could adversely affect the prices of one or more Underlyings and the value of the notes. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the notes.

•	WE, JPMORGAN CHASE & CO. OR OUR OR ITS AFFILIATES MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE NOTES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD ADVERSELY AFFECT THE PRICES OF THE UNDERLYINGS AND THE VALUE OF THE NOTES — We, JPMorgan Chase & Co. or our or its affiliates may publish research from time to time on financial markets and other matters that could adversely affect the prices of the Underlyings and the value of the notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any research, opinions or recommendations expressed by us, JPMorgan Chase & Co. or our or its affiliates may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the notes and the Underlyings.

•	POTENTIAL CONFLICTS OF INTEREST — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent, hedging our obligations under the notes and determining the Issuer’s estimated value of the notes on the Trade Date and the price, if any, at which we or our affiliates would be willing to purchase the notes from you in secondary market transactions. In performing these roles, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the notes. The calculation agent will determine, among other things, all values, prices and levels required to be determined for the purposes of the notes on any relevant date or time. The calculation agent also has some discretion about certain adjustments to the Stock Adjustment Factors and will be responsible for determining whether a market disruption event has occurred as well as, in some circumstances, the prices or levels related to the Underlyings that affect whether the notes are automatically called. Any determination by the calculation agent could adversely affect the return on the notes.

•	THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES ARE UNCERTAIN — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the notes, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the treatment of the notes as prepaid financial contracts that are not debt. If the IRS were successful in asserting an alternative treatment for the notes, the tax consequences of ownership and disposition of the notes could be materially and adversely affected. In addition, as described above under “Tax Consequences,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the notes (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Use of Proceeds and Hedging

Part of the net proceeds we receive from the sale of the notes will be used in connection with hedging our obligations under the notes through one or more of our affiliates. The hedging or trading activities of our affiliates on or prior to the Trade Date, the Review Date or an Averaging Date could adversely affect the price of one or more of the Underlyings and, as a result, could decrease the possibility of your notes being automatically called or the amount you may receive on the notes at maturity.

The Underlyings

All disclosures contained in this pricing supplement regarding the Underlyings are derived from publicly available information. Neither Deutsche Bank AG nor any of its affiliates has participated in the preparation of, or verified, such information about the Underlyings contained in this pricing supplement. You should make your own investigation into the Underlyings.

Included in the following section is a brief description of the issuer of each Underlying. We obtained the historical closing price information set forth below from Bloomberg L.P. and we have not participated in the preparation of, or verified, such information. You should not take the historical closing prices of the Underlyings as an indication of future performance. The Underlyings are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file certain financial and other information specified by the SEC periodically. Information filed by the issuer of each Underlying with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is.http://www.sec.gov. Information filed with the SEC by the issuer of each Underlying under the Exchange Act can be located by reference to its SEC file number provided below.

In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

FedEx Corporation

According to publicly available information, FedEx Corporation provides transportation, e-commerce and business services. Information filed by FedEx Corporation with the SEC under the Exchange Act can be located by reference to its SEC file number: 001–15829, or its CIK code: 0001048911. The common stock of FedEx Corporation is traded on the New York Stock Exchange under the ticker symbol “FDX.”

Wal-Mart Stores, Inc.

According to publicly available information, Wal-Mart Stores, Inc. operates physical retail stores and digital retail stores through e-commerce and mobile capabilities. Information filed by Wal-Mart Stores, Inc. with the SEC under the Exchange Act can be located by reference to its SEC file number: 001–06991, or its CIK code: 0000104169. The common stock of Wal-Mart Stores, Inc. is traded on the New York Stock Exchange under the ticker symbol “WMT.”

Morgan Stanley

According to publicly available information, Morgan Stanley is a financial services form that advises, and originates, trades, manages and distributes capital for, governments, institutions and individuals. Information filed by Morgan Stanley with the SEC under the Exchange Act can be located by reference to its SEC file number: 001–11758, or its CIK code: 0000895421. The common stock of Morgan Stanley is traded on the New York Stock Exchange under the ticker symbol “MS.”

Historical Information

The following graphs set forth the historical performances of the common stock of FedEx Corporation, the common stock of Wal-Mart Stores, Inc. and the common stock of Morgan Stanley based on their respective daily closing prices from January 8, 2013 through January 8, 2018. The closing price of the common stock of FedEx Corporation on January 8, 2018 was $268.66. The closing price of the common stock of Wal-Mart Stores, Inc. on January 8, 2018 was $101.61. The closing price of the common stock of Morgan Stanley on January 8, 2018 was $52.89. Each graph below also indicates by a broken line the Trigger Price equal to 75.00% of the closing price of the relevant Underlying on January 8, 2018. We obtained the historical closing prices of the Underlyings below from Bloomberg L.P. and we have not participated in the preparation of, or verified, such information. The historical closing prices of the Underlyings should not be taken as an indication of future performance and no assurance can be given as to the closing prices of the Underlyings on the Review Date or any Averaging Date. We cannot give you assurance that the performance of the Underlyings will result in the return of any of your investment.

Correlation of the Underlyings

The following graph sets forth the historical performances of the common stock of FedEx Corporation, the common stock of Wal-Mart Stores, Inc. and the common stock of Morgan Stanley from January 8, 2013 through January 8, 2018, based on the daily closing prices of the Underlyings. For comparison purposes, each Underlying has been normalized to have a closing price of 100.00 on January 8, 2013 by (1) dividing the closing price of that Underlying on each day by the closing price of that Underlying on January 8, 2013 and (2) multiplying by 100.00.

We obtained the closing prices used to determine the normalized closing prices set forth below from Bloomberg, without verification. Historical performance of the Underlyings should not be taken as an indication of future performance. Future performance of the Underlyings may differ significantly from historical performance and no assurance can be given as to the closing prices of the Underlyings on the Review Date or any Averaging Date. We cannot give you assurance that the performances of the Underlyings will result in the return of any of your investment.

The closer the relationship of the daily returns of a pair of Underlyings over a given period, the more positively correlated those Underlyings are. The graph above illustrates the historical performance of each Underlying relative to the other Underlyings over the time period shown and provides an indication of how close the relative performance of the daily returns of one Underlying has historically been to the others. For additional information, please see “Key Risks — Because The Notes Are Linked To The Least Performing Of The Three Underlyings, You Are Exposed To A Greater Risk Of Losing A Significant Portion Or All Of Your Investment Than If The Notes Were Linked To Just One Underlying” in this pricing supplement.

The lower (or more negative) the correlation between two Underlyings, the less likely it is that those Underlyings will move in the same direction and, therefore, the greater the potential that the Final Price of at least one of the Underlyings may be less than its Trigger Price. This is because the less positively correlated a pair of Underlyings are, the greater the likelihood that the price of at least one of the Underlyings will decrease. This results in a greater potential for a loss of a significant portion or all of your investment at maturity. However, even if two Underlyings have a higher positive correlation, the Final Price of one or both of those Underlyings may be less than its Trigger Price as the prices of both of those Underlyings may decrease together.

In addition, for each additional Underlying to which the notes are linked, there is a greater potential for one pair of Underlyings to have low or negative correlation. Therefore, the greater the number of Underlyings, the greater the potential for a loss of a significant portion or all of your investment at maturity. Deutsche Bank AG determined the Digital Return and call premium for the notes based, in part, on the correlation among the Underlyings, calculated using internal models at the time the terms of the notes were set. As discussed above, increased risk resulting from lower correlation or from a greater number of underlyings is reflected in a higher Digital Return/call premium than would be payable on notes linked to fewer underlyings that have a higher degree of correlation.

Supplemental Plan of Distribution

JPMorgan Chase Bank, N.A. and JPMS LLC or one of its affiliates will act as placement agents for the notes. The placement agents will receive a fee from the Issuer that will not exceed $15.00 per $1,000 Face Amount of notes, but will forgo any fees for sales to certain fiduciary accounts. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

Settlement

We expect to deliver the notes against payment for the notes on the Settlement Date indicated above, which is expected to be a day that is greater than two business days following the Trade Date. Under Rule 15c6–1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than two business days after the Trade Date, purchasers who wish to transact in the notes more than two business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.